Exhibit 99.1

GigOptix Announces Resignation of Chief Financial Officer

Appoints Jeff Parsons as Acting Chief Financial Officer

Palo Alto, CA (January 6, 2011) GigOptix, Inc. (OTCBB: GGOX), a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G optical networks today announced the resignation of its Chief Financial Officer, Ron Shelton, which will be effective February 1, 2011. Jeff Parsons, Corporate Controller, has been appointed Acting Chief Financial Officer and will assume the financial responsibilities of the Company on the effective date.

Parsons joined GigOptix in January 2010 as Corporate Controller. Prior to joining GigOptix, he was a consultant for various high technology companies from 2006-2009. From 2002 to 2005, he served as the corporate controller at Alliance Semiconductor and later served as CFO. From 2000 to 2001, Parsons served as the Director of Finance at Lara Networks. Prior to this time, he held various senior financial positions at Cirrus Logic, Cypress Semiconductor, and Cadence. He holds a Masters in Industrial Administration from Carnegie-Mellon and a BA in Economics from Vanderbilt University.

“I would like to thank Ron for his contributions over this past year with GigOptix, and I wish him well in his future endeavors,” said Dr. Avi Katz, GigOptix’s Chief Executive Officer and Chairman of the Board. “I am confident in Jeff Parsons’ ability to serve in the role of Acting Chief Financial Officer to maintain continuity of our financial management and controls. Jeff offers a wealth of industry experience and has become an integral part of the senior management team and is well suited to lead our financial team.”

About GigOptix

GigOptix is a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G fiber-optic telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and receiver amplifiers for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries.

Forward Looking Statements

Statements made in this release, other than statements of historical fact, are forward-looking statements, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. Forward-looking statements are subject to a number of known and unknown risks, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those risks described in GigOptix’s periodic reports filed with the SEC, and in news releases and other communications. GigOptix disclaims any intention or duty to update any forward-looking statements made in this release.

SOURCE: GigOptix, Inc.

Media Contact:

GigOptix, Inc.

Parker Martineau

Corporate Communications Manager

650-424-1937

pmartineau@gigoptix.com

or

Investor Contact:

Leanne Sievers, EVP

Shelton Group Investor Relations

949-224-3874

lsievers@sheltongroup.com